EXHIBIT 99.1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS
In passing the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), Congress encouraged public companies to make “forward-looking statements” by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.
“Forward-looking statements” are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. The words “believe,” “expect,” “anticipate,” “intend,” “forecast,” “estimate,” “project,” and similar expressions identify forward-looking statements. Such statements may include, but are not limited to, the state of the electronic payments industry and competition within the industry; projections regarding specific demand for our products and services; the commercial feasibility of new products, services and market development initiatives; our ability to successfully penetrate the vertical and geographic markets that we have targeted; our ability to reduce our product costs; our ability to develop more recurring revenue streams; our ability to timely remediate the material weaknesses and significant deficiencies identified through our internal control evaluation; our future financial performance and financial condition; our ability to timely find and employ an experienced Chief Executive Officer and Chief Financial Officer; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the sufficiency of reserves for assets and obligations exposed to revaluation; our ability to successfully expand our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; our ability to sustain our current income tax structure; the impact of current litigation matters, including the shareholder class actions and shareholder derivative actions, on our business; our ability to fund our projected liquidity needs from cash flow from operations and our current cash reserves; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or result to differ materially from those projected. Due to those and other uncertainties and risks, you are urged not to place undue reliance on our written or oral forward-looking statements. We undertake no obligation to update or revise this Cautionary Statement Regarding Forward-Looking Statements to reflect future developments. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.
We provide the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements under the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and also include the following:
RISK FACTORS
Risks Related To Our Business
We have incurred significant losses in the past and our results of operations have and will continue to vary from quarter to quarter. If our financial performance is not in line with investor expectations, the price of our common stock will suffer and our access to future capital may be impaired.
We had a net loss of $8.7 million for the year ended December 31, 2004 and a net loss of $16.7 million for the quarter ended June 30, 2005. Although we had net income of $11.2 million for the year ended December 31, 2003, we incurred a net loss of $61.1 million for the year ended December 31, 2002. If the results of our continuing efforts to improve profitability, increase our cash flow and strengthen our balance sheet do not meet or exceed the expectations of securities analysts or investors, the price of our common stock will suffer.

Further, given the variability in our revenues, our quarterly financial results have fluctuated significantly in the past and are likely to do so in the future. Accordingly, we believe that period-to-period comparisons of our results of operations may be misleading and not indicative of future performance. If our quarterly financial results fall below the expectations of securities analysts or investors, the price of our common stock may suffer.
Quarterly revenue and operating results can vary depending on a number of factors, including:
•	variations in product mix, timing and size of fulfilled orders as a result of customer deferral of purchases and/or delays in the delivery of our products and services;

•	accomplishment of certain performance parameters embedded in our service level agreements;

•	the market’s demand for new product offerings;

•	delays in the delivery of our products and services;

•	product returns;

•	incremental costs incurred as a result of product quality and/or performance issues;

•	write-off of doubtful accounts receivable;

•	inventory obsolescence and write-downs related to product life cycles;

•	write-offs of research and development expenses;

•	variations in operating expenses, including research and development, selling, and general and administrative expenses;

•	lease portfolio risk adjustments and loss provisions;

•	restructuring activities;

•	employment and severance agreement changes;

•	foreign currency exchange rate fluctuations;

•	availability and cost of financing;

•	variations in income tax as a function of income recognition by tax jurisdiction; and

•	industry and economic conditions, including competition, industry standards, product certification requirements, trade restrictions and other regulations.
The loss of one or more of our key customers could significantly reduce our revenues and profits.
We have derived, and believe that we may continue to derive, a significant portion of our revenues from a limited number of large customers. For the fiscal year ended December 31, 2004, our two largest customers accounted for 17.3% of our revenue, and our five largest customers accounted for 27% of our revenue. Our customers may buy less of our products or services depending on their own technological developments, end-user demand for our products and internal budget cycles. A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance.
Our products may contain defects that may be difficult or even impossible to correct. Product defects could result in lost sales, additional costs and customer erosion.
We offer technically complex products which, when first introduced or released in new versions, may contain software or hardware defects that are difficult to detect and correct. The existence of defects and delays in correcting them could result in negative consequences, including the following:
•	delays in shipping products;

•	cancellation of orders;

•	additional warranty expense;

•	delays in the collection of receivables;

•	product returns;

•	the loss of market acceptance of our products;

•	diversion of research and development resources from new product development; and

•	inventory write-downs.
Even though we test all of our products, defects may continue to be identified after products are shipped. In past periods, we have experienced various issues in connection with product launches, including the need to rework certain products and stabilize product designs. Correcting defects can be a time-consuming and difficult task. Software errors may take several months to correct, and hardware errors may take even longer.
We may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write downs and adversely affect our financial results.
Managing the proper inventory levels for components and finished products is challenging. In formulating our product offerings, we have focused our efforts on providing to our customers products with greater capability and functionality, which requires us to develop and incorporate the most current technologies in our products. This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:
•	the need to maintain significant inventory of components that are in limited supply;

•	buying components in bulk for the best pricing;

•	responding to the unpredictable demand for products;

•	responding to customer requests for short lead-time delivery schedules;

•	failure of customers to take delivery of ordered products; and

•	product returns.
If we accumulate excess or obsolete inventory, price reductions and inventory write-downs may result, which could adversely affect our results of operation and financial condition.
If we are unable to adequately protect our proprietary technology, our competitors may develop products substantially similar to our products and use similar technologies, which may result in the loss of customers.
We rely on patent, copyright, trademark and trade secret laws, as well as confidentiality, licensing and other contractual arrangements, to establish and protect the proprietary aspects of our products. Our efforts may result in only limited protection, and our competitors may develop, market and sell products substantially equivalent to our products, or utilize technologies similar to those used by us. If we are unable to adequately protect our proprietary technology, these third parties may be able to compete more effectively against us, which could result in the loss of customers and adversely affect our business.
Our products and other proprietary rights may infringe on the proprietary rights of third parties, which may expose us to litigation.
Although we believe that our products do not infringe on any third party’s patents, from time to time we have become involved in claims and litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and divert the attention our management resources. There can be no assurance that we will have the necessary financial resources to appropriately defend or prosecute our rights in connection with any such litigation.
A disruption in the manufacturing capabilities of our third-party manufacturers or suppliers would negatively impact our ability to meet customer demands.
We rely on third-party manufacturers to manufacture and assemble certain of our products. We also depend upon third-party suppliers to deliver components that are free from defects, competitive in functionality and cost, and in compliance with our specifications and delivery schedules. Since we generally do not maintain large inventories of our products or components, any termination of, or significant disruption in, our relationship with our third-party manufacturers or suppliers may prevent us from filling customer orders in a timely manner.
We have occasionally experienced, and may in the future experience, delays in delivery of products and delivery of products of inferior quality from third-party manufacturers. Although alternate manufacturers and suppliers are generally available to produce our products and product components, the number of manufacturers or suppliers of some of our products and components is limited, and qualifying a replacement manufacturer or supplier could take several months. In addition, our use of third-party manufacturers reduces our direct control over product quality, manufacturing timing, yields and costs. Disruption of the manufacture or supply of our products and components, or a third-party manufacturer’s or supplier’s failure to remain competitive in functionality, quality or price, could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis, which would have a material adverse effect on our business and financial performance.
International operations pose additional challenges and risks that if not properly managed could adversely affect our financial results.
For the year ended December 31, 2004, we derived approximately 68% of our total revenues outside of the United States, principally in Latin America and Europe. We expect that international sales will continue to account for a significant percentage of our net income in the foreseeable future. Accordingly, we face numerous risks associated with conducting international operations, any of which could negatively affect our results of operations and financial condition. These risks include the following:
•	changes in foreign country regulatory requirements;

•	various import/export restrictions and the availability of required import/export licenses;

•	imposition of foreign tariffs and other trade barriers;

•	political and economic instability;

•	foreign currency exchange rate fluctuations;

•	extended payment terms and the ability to collect accounts receivable;

•	the ability to repatriate funds; and

•	availability of qualified and affordable staff with which to manage our foreign operations.
Additionally, we are subject to the Foreign Corrupt Practices Act, which may place us at a competitive disadvantage to foreign companies that are not subject to similar regulations.
We sell our POS products directly to end-user merchants in the United Kingdom under sales-type leases that are subject to governmental regulation and involve a risk of default that, if excessive, could result in a substantial write-off of the value of that lease portfolio and impair our profitability.
Our subsidiary in the United Kingdom (UK) sells POS equipment directly to end-user merchants under capital lease arrangements intended to be accounted for as sales-type leases. The customer base of this leasing business is characterized by higher incidences of delinquencies and defaults and is distinctly different from our predominant customer base of large domestic and international financial institutions, electronic payment processors, independent sales organizations, distributors and resellers. We maintain an allowance for estimated uncollectible sales-type lease receivables at an amount that we believe is sufficient to provide adequate protection against losses in our sales-type lease portfolio. Our allowance is determined principally on the basis of historical loss experience and management’s assessment of the credit quality of the sales-type lease customer base. The value of this lease portfolio and the profitability of this leasing activity could be substantially impaired if our existing lease loss reserves prove inadequate or future leases we originate experience a default rate greater than that for which we established reserves at the time of inception. This business activity is also subject to governmental regulation. Our failure to comply with such regulation could adversely affect our ability to enforce the sales-type leases, which could negatively impact our results of operation and financial condition. Certain of the leases in our UK lease portfolio are accounted for as operating leases. These leases are subject to different accounting treatment and do not have the same risk because the lease payments are recognized as earned and not all at the initiation of the lease as is the case with sales-type leases.
Fluctuations in currency exchange rates may adversely affect our financial results.
A substantial part of our business consists of sales made to international customers. A portion of revenues and expenses related to our international operations are denominated in currencies other than the U.S. dollar. We cannot assure you that adverse currency exchange rate fluctuations will not have a material impact in the future. In addition, our balance sheet reflects non-U.S. dollar denominated assets and liabilities which can be adversely affected by fluctuations in currency exchange rates. Prior to 2002, we did not hedge our exposure to these fluctuations. More recently, we have entered into foreign currency forward contracts intended to hedge our exposure to adverse fluctuations in exchange rates. Nevertheless, these hedging arrangements may not always be effective, particularly in the event of imprecise forecasts of non-U.S. denominated assets and liabilities. Accordingly, if there is an adverse movement in exchange rates, we might suffer significant losses. In the year ended December 31, 2004, we incurred foreign currency expense of $3.2 million net of foreign currency transaction gains or losses.
Adverse resolution of litigation may adversely affect our business or financial results.
We are party to litigation in the normal course of our business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, operating results, or financial condition. For additional information regarding certain of the lawsuits in which we are involved, see Item 1, “Legal Proceedings,” contained in Part II of our most recent Quarterly Report on Form 10-Q, to which this Exhibit 99.1 is an exhibit.
Litigation Arising Out of the Restatement of Our Consolidated Financial Statements Could Seriously Harm Our Business.
In February and March, 2005, various shareholder class action complaints were filed in the United States District Court, District of Arizona, against us and certain of our executive officers and members of our board of directors, on behalf of a class of purchasers of our common stock in the period from April 30, 2004 to February 3, 2005. The complaints allege that we, and certain of our executive management, violated the Securities Exchange Act of 1934 based on our February 2005 announcement that certain leases in the United Kingdom had been incorrectly accounted for as sales-type leases, rather than operating leases. As a result of this accounting error, we restated our financial statements for the first three quarters of 2004. In addition, shareholders’ derivative actions were filed in the United States District Court, District of Arizona and Superior Court of Maricopa County, Arizona, against us and certain of our executive officers, our board of directors and a former director, alleging breach of fiduciary duties, among other matters. We intend to vigorously defend these actions.
Litigating existing and potential securities class actions and shareholder derivative actions relating to the restatement of our consolidated financial statements will likely require significant attention and resources of management and, regardless of the outcome, result in significant legal expenses. In the case of the securities class actions, if our defenses were ultimately unsuccessful, or if we were unable to achieve a favorable settlement, we could be liable for large damages awards that could seriously harm our business, results of operations and financial condition.
We are currently engaged in a search for a new Chief Executive Officer and Chief Financial Officer. Failure to complete this search in a timely manner or to find properly qualified and experienced executives for these positions may adversely affect our business.
On March 30, 2005, Christopher S. Alexander announced his retirement as Hypercom’s Chairman, Chief Executive Officer and President, effective March 31, 2005. Our Board of Directors appointed William Keiper, a current member of the Board, Interim Chief Executive Officer and President effective March 31, 2005, while a search is being conducted to find a new Chief Executive Officer. On March 21, 2005, we announced that John W. Smolak, our former Executive Vice President and Chief Financial and Administrative Officer, had left Hypercom. Following his departure, Grant Lyon was appointed Interim Chief Financial Officer and is expected to serve in that position until we recruit a new Chief Financial Officer to lead our efforts in accounting, financial control and reporting. We have engaged an executive search firm to identify and recommend qualified and experienced executives for each of these positions. While we expect that we will be able to fill both of these positions within a reasonable amount of time, there can be no assurance that our searches will be successful or be able to attract and employ qualified and experienced executives to fill these positions. Failure to fill these positions in a timely manner could adversely affect our business.
We have in the past and may in the future make acquisitions and strategic investments, which will involve numerous risks. We may not be able to address these risks without substantial expense, delay or other operational or financial problems.
We may acquire or make substantial investments in related businesses, technologies, products or services in the future. These acquisitions or investments involve various risks, such as:

•	the inability to assimilate the technologies, operations and personnel of the acquired business;

•	the potential disruption of our existing business, including the diversion of management attention and the redeployment of additional resources;

•	the loss of key employees of an acquired business; and

•	the inability to obtain the desired strategic and financial benefits from the acquisition or investment.
Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of our equity securities, our incurring of additional debt and contingent liabilities, and amortization expenses related to other intangible assets that could adversely affect our business, operating results and financial condition.
Force Majeure events, such as terrorist attacks, other acts of violence or war, and health epidemics may affect the markets in which our common stock trades, our ability to operate and our financial results.
Domestic and international terrorist attacks, wars and regional conflicts may cause instability in the global financial markets, and contribute to downward pressure on securities prices of United States publicly traded companies, such as us. Future terrorist attacks or armed conflicts, and epidemics, such as SARS, could result in economic, political and other uncertainties that could adversely affect our revenues and operating results, and further depress securities prices, including the price of our common stock. Such events may disrupt the global insurance and reinsurance industries, and adversely affect our ability to obtain or renew certain insurance policies, and may result in significantly increased costs of maintaining insurance coverage. Further, we may not be able to obtain insurance coverage at historical or acceptable levels for all of our facilities. Future terrorist attacks, armed conflicts and epidemics could affect our domestic and international sales, disrupt our supply chain and impair our ability to produce and deliver our products. Such events could directly impact our physical facilities or those of our suppliers or customers in the United States and elsewhere. Our primary facilities include administrative, sales and R&D facilities in the United States, and manufacturing facilities in China. Acts of terrorism, wars and epidemics may make transportation of our supplies and products more difficult or cost prohibitive.
Risks Related To The Industry
The markets in which we compete are highly competitive, maturing, and subject to price erosion.
The markets in which we operate are maturing and highly competitive. Increased competition from manufacturers or distributors of products similar to or competitive with ours, or from service providers that provide services similar to our services, could result in price reductions, extended terms, free services, lower margins and loss of market share.
We expect to continue to experience significant and increasing levels of competition in the future. With respect to our POS payment system products, we compete primarily on the basis of ease-of-use, product performance, price, features, quality, the availability of application software programs, the number of third-party network host and telecommunication system certifications we have obtained for our products and application programs, rapid development, release and delivery of software products and customer support and responsiveness. Software products compete on the basis of functionality, scalability, quality and support.
•	In the POS terminal market, our global competitors are Ingenico, a publicly-held, French company; VeriFone, Inc., a publicly-held, U.S. company; and Lipman, an Israeli, publicly-held, Israeli company. According to Frost & Sullivan, the top four manufacturers (Hypercom, VeriFone, Ingenico and Lipman) accounted for approximately 70% of POS terminals shipped in 2003, while 40 other manufacturers accounted for the remaining 30%. In any particular market, we may also find ourselves in competition with participants that compete on either a regional or local country basis, within certain market segments or with a limited range of products and services.

•	In the multi-lane POS market, we offer terminals designed specifically for the multi-lane retailer environment. Our multi-lane terminals compete with integrated electronic cash register/POS terminal products from companies such as Symbol and HHP.
We often face additional competitive factors in foreign countries, including but not limited to preferences for national vendors, difficulties in obtaining required certifications, conformity with local government policies and trade practices, and compliance with the Foreign Corrupt Practices Act. Some of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than we do. Moreover, there are limited barriers to entry that could keep our competitors from developing products or services and technology similar to ours, or from selling competing products or services in our markets. Further, there can be no assurance that we will be able to lower our product costs to effectively compete in these markets.
We are subject to industry and technology changes and are dependent on development and market acceptance of new products. If we are unable to adequately respond to these changes and to market demands in a timely manner, our business will not be successful.
The industry in which we operate is characterized by rapid changes in technology and numerous new product introductions. Our success depends to a large degree upon our continued ability to offer new products and enhancements to our existing products to meet changing market requirements, including conformity with imposed standards. The introduction of new products and technologies by third parties could have an adverse effect on the sales of our existing products and technologies. We cannot be certain of our ability to successfully:
•	identify, develop, or manufacture new products and technologies in a cost effective manner;

•	market or support these new products and technologies on a timely basis;

•	eliminate defects in new products;

•	gain market acceptance for the new products and technologies; or

•	respond to technological changes, new industry standards, and announcements of new products by competitors.
Developing new products and technologies is a complex, uncertain process requiring innovation and accurate anticipation of technological and market trends. When changes to the product line are announced, we will be challenged to manage possible shortened life cycles for existing products, continue to sell existing products and prevent customers from returning existing products. Our inability to respond effectively to any of these challenges may have a material adverse effect on our business and financial success.
We are subject to extensive industry standards and government regulations. Our failure to properly comply with these standards and regulations could adversely affect our production and sales.
Our product sales are subject to a substantial and complex array of industry driven standards and governmental regulation, both domestic and foreign, including:
•	industry standards imposed by EuroPay International, Mastercard International, VISA International, and others;

•	certification standards required for connection to some public telecommunications networks;

•	Federal Communications Commission regulations;

•	Underwriters Laboratories’ regulations; and

•	certification standards set by domestic processors.
Our failure to properly comply with these standards and regulations could result in lost product sales, significant costs associated with required remedial measures or production stoppages, any of which could have a material adverse effect on our business and financial performance.
Risks Related To Our Common Stock
Our stock price has been and may continue to be volatile.
The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new products, services, or customer orders, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships, acquisitions or dispositions, change earnings estimates, fail to maintain effective internal controls, restate financial results, incur litigation, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price is often affected. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance. The volatility of our stock price may be accentuated during periods of low volume trading of our stock.
We have identified material weaknesses in our internal controls over financial reporting which will take time to remediate.
We conducted an evaluation of the effectiveness of internal control over financial reporting as of June 30, 2005. Based on this evaluation and the material weaknesses described below and identified in our annual report on Form 10-K as of December 31, 2004, our management concluded that as of June 30, 2005, our internal control over financial reporting is not effective. The first material weakness was identified as a result of insufficient controls over the contract administration and accounting for certain leases that were incorrectly accounted for as sales-type leases, rather than operating leases. As a result of this material weakness in internal control, management concluded that our previously reported quarterly revenues and operating profits had been overstated and that previously issued financial statements for each of the first three quarters of 2004 should be restated. The second material weakness was identified as a result of the year-end financial statement close procedures whereby we and our independent registered public accounting firm identified a number of adjustments. We have concluded that controls related to our analysis, evaluation, and review of our 2004 financial information gave rise to these adjustments and resulted in a material weakness. These specific deficiencies consisted of:
•	an inappropriate level of review of certain significant financial statement accounts requiring a higher degree of judgment and estimates;

•	insufficient analysis, documentation, review, and oversight of the financial statements of certain foreign subsidiaries during consolidation; and

•	insufficient staffing of the accounting and financial reporting function.
In aggregate, these control deficiencies result in a more than a remote likelihood that a material misstatement to our annual or interim consolidated financial statements could occur and not be prevented or detected in a timely manner. We are implementing remedial measures in response to the material weakness and significant deficiencies identified through our internal controls evaluation. These remedial measures include additional personnel, organizational changes to improve supervision, and increased training for finance and accounting personnel.
During the second quarter of 2005, management continued to implement actions, that were begun during the first quarter, to correct these material weaknesses. These include developing and communicating new policies and procedures; increasing scrutiny and review of unusual transactions and accounting areas requiring higher levels of management judgment; improving oversight of our financial close process (both domestically and internationally); and increasing staffing of our accounting and financial reporting function.
While significant progress continues to be made, corrective actions have not been fully completed to permit management to conclude that the above referenced material weaknesses had been fully remediated as of June 30, 2005.
We are subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law.
We have provisions in our certificate of incorporation and bylaws which:
•	make it more difficult for a third party to acquire control of us, and discourage a third party from attempting to acquire control of us;

•	may limit the price some investors are willing to pay for our common stock;

•	enable us to issue preferred stock without a vote of our stockholders or other stockholder action;

•	provide for a classified Board of Directors and regulate nominations for the Board of Directors;

•	make it more difficult for stockholders to take certain corporate actions; and

•	may delay or prevent a change of control.
These and other provisions of our charter documents, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving a change of control of Hypercom or our management. As a result, the price of our common stock may be adversely affected.

Our stock price could be affected because a substantial number of shares of our common stock will be available for sale in the future.
As of August 5, 2005, we had 53,075,633 shares of our common stock outstanding, all of which have been listed for trading according to the rules of the New York Stock Exchange. We also had outstanding, as of August 5, 2005, options and warrants to acquire an additional 5,743,252 shares of our common stock. All of the shares underlying the outstanding options and warrants have been registered for resale. Future public sales of our common stock, or the availability of such shares for sale, including the shares subject to outstanding options and warrants, could adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.
We do not plan to pay any dividends on our common stock.
We do not anticipate paying any dividends on our common stock for the foreseeable future.
Risks Related To Our Indebtedness
Although our current indebtedness is limited, we may be required to incur additional debt to meet the future capital requirements of our business. Should we be required to incur additional debt, the restrictions imposed by the terms of our debt could adversely affect our financial condition and our ability to respond to changes in our business.
If we incur additional debt, we may be subject to the following risks:
•	our vulnerability to adverse economic conditions and competitive pressures may be heightened;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited;

•	we may be sensitive to fluctuations in interest rates if any of our debt obligations are subject to variable interest rates; and

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.
We cannot assure you that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot assure you that additional financing will be available when required or, if available, will be on terms satisfactory to us.